Three Canal Plaza
Portland, Maine 04101
(855) 328-7691
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INFORMATION STATEMENT

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August 24, 2015

This document is an Information Statement for the shareholders of the CVR Dynamic Allocation Fund (the "Fund"), a series of Forum Funds II (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (the “Board”) of ROW Asset Management, LLC (the “Subadviser”) as a subadviser to the Fund, pursuant to a subadvisory agreement between CVR Portfolio Funds LLC (“the “Adviser”) and the Subadviser, effective June 11, 2015 (the “New Subadvisory Agreement”).  Under the New Subadvisory Agreement, the Subadviser will provide subadvisory services to a portion of the Fund's portfolio (the “Managed Portion”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of August 3, 2015 (the “Record Date”) on or about August 24, 2015.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

CVR Portfolio Funds LLC, located at One Bromfield Street, Suite 5100, Boston, MA 02108, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Under the Advisory Agreement, the Adviser is primarily responsible for the day-to-day management of the Fund. In addition, the Adviser has allocated a portion of the Fund’s assets to the Subadviser to manage the Absolute Return strategy of the Fund, as further described in the Fund’s prospectus. The portion of the Fund's portfolio managed by the Subadviser will be determined from time to time by the Adviser, potentially in consultation with the Subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) terminate and/or hire unaffiliated subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the New Subadvisory Agreement.

219-INFO-0815

Information about Adviser

The Adviser oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on December 12, 2013.

The Fund pays the Adviser an advisory fee of 1.10% of the average daily net assets of the Fund.  The Adviser has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, proxy expenses, and extraordinary expenses) of Institutional Shares to 1.65% and Investor Shares to 1.90% through March 31, 2016. The Adviser may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  The actual advisory fee rate paid by the Fund to the Adviser for the fiscal year ended November 30, 2014 was 0% as a result of the Adviser’s expense waiver obligations.

For the fiscal year ended November 30, 2014, the advisory fee owing to the Adviser under the Advisory Agreement was $136,311. Of this amount, the entire $136,311 was waived in order to keep the expenses of the Fund within the above-referenced cap. The Adviser is responsible for payment of all sub-advisory fees and pays the Subadviser to the Fund directly out of the advisory fees it receives.

Information about the Subadviser

ROW Asset Management, LLC, 450 Newport Center Drive, Suite 420, Newport Beach, CA 92660, is registered as an investment adviser under the Investment Advisers Act of 1940. The Subadviser is a quantitative global macro investment firm founded in July 2010 and seeks to exploit investment opportunities in global markets using a proprietary diversified trading strategy. The Subadviser is wholly-owned by its executive management team and is not an affiliated person of the Adviser. As of June 30, 2015, the Subadviser managed approximately $426 million in assets.

The Subadviser employs a customized version of its proprietary Diversified Program for the Managed Portion. This strategy consists of a portfolio of futures and forward contracts that may include developed and emerging market currencies, commodities, sovereign interest rates, and equity indices. The Subadviser’s quantitative approach to forecasting, portfolio construction, and risk management seeks to achieve consistent long-term appreciation.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of the Subadviser. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which the Subadviser, any parent or subsidiary of the Subadviser, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of the Subadviser.  The address of each individual listed below is c/o ROW Asset Management, LLC, 450 Newport Center Drive, Suite 420, Newport Beach, CA 92660.

Name                                Principal Occupation
Ryan O’Grady                                                      Chief Executive Officer and Managing Member
Jeffrey Weiser                                                      President and Co-Founder
Timothy O’Grady                                           Managing Director
Laurie Pisano                                                      Chief Compliance Officer
Philip Simotas                                                      Chief Operating Officer

The New Subadvisory Agreement

The New Subadvisory Agreement became effective on June 11, 2015. The New Subadvisory Agreement provides that the Subadviser is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed

Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The New Subadvisory Agreement provides that the Subadviser is not responsible for any action taken or omitted with respect to the Trust, except for liability resulting from the Subadviser’s bad faith, willful misfeasance or gross negligence in the performance of its duties or obligations under the New Subadvisory Agreement or by reason of its reckless disregard of such duties and obligations. The New Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The New Subadvisory Agreement may continue in effect for an initial term of two years. Thereafter, the New Subadvisory Agreement will continue in effect only if approved annually by the Board or by vote of a majority of the outstanding voting shares of the Fund, and also, in either event, if approved by a majority of the Board who are not parties to the New Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”). The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or by the Adviser on 60 days’ written notice to the Subadviser, or by the Subadviser on 60 days’ written notice to the Trust. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations

The Board, including the Independent Trustees, approved the New Subadvisory Agreement between the Adviser and the Subadviser at an in-person meeting of the Board held on June 11, 2015 (the “Meeting”). In preparation for its deliberations at the Meeting, the Board had requested and reviewed written responses from the Subadviser to a due diligence questionnaire circulated on the Board’s behalf. The Board discussed the materials with Independent Trustee counsel and, as necessary, with the Fund’s administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from the Adviser and Subadviser and was assisted by the advice of Independent Trustee counsel.

In evaluating the New Subadvisory Agreement, the Board reviewed materials furnished by the Subadviser and the administrator, including information regarding the Subadviser’s operations and financial condition. At the Meeting, the Board reviewed, among other matters: (1) the nature, extent and quality of the services to be provided to the Fund by the Subadviser, including information on the investment performance of similar accounts managed; (2) the costs of the services to be provided and profitability considerations; (3) the proposed subadvisory fee, advisory fee and total expense ratio of the Fund; (4) the extent to which economies of scale may be realized as the Fund grows and whether the advisory fee enables the Fund's investors to share in the benefits of economies of scale; and (5) other benefits received by the Subadviser from its relationship with the Fund.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and Subadviser and discussed the Subadviser’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of the Subadviser’s resources and the quality of services to be provided by the Subadviser under the New Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio manager and other personnel at the Subadviser who would have responsibility for the Managed Portion. The Board considered the investment philosophy and decision-making process of those professionals and the capability and integrity of the Subadviser’s senior management and staff. The Board also evaluated the anticipated quality of the Subadviser’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to the Subadviser. The Board noted the Subadviser’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by the Subadviser under the New Subadvisory Agreements.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the New Subadvisory Agreement. The Board thus did not consider information regarding the costs of services provided or profits realized by the Subadviser from its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and the Subadviser with respect to the negotiation of the subadvisory fee rate that would apply to the Subadviser. The Board concluded that the Subadviser’s projected profitability was not a material factor in determining whether or not to approve the New Subadvisory Agreement.

Performance

The Board reviewed the historical performance of the proposed portfolio manager of the Subadviser in managing accounts in a style substantially similar to that to be employed on behalf of the Fund and an asset weighted composite return for all accounts managed by the Subadviser with a comparable investment strategy to that to be employed on behalf of the Fund. In addition, the Board considered the Adviser’s evaluation of the portfolio manager’s performance and the Adviser’s rationale for seeking to allocate a portion of the Fund’s assets to the Subadviser for management. The Board noted that the Adviser had represented that it was pleased with the portfolio manager’s historic performance. Based on this review and all of the relevant facts and circumstances, the Board concluded that the Subadviser’s management of the Managed Portion could benefit the Fund and its shareholders.

Compensation

The Board reviewed the Subadviser’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Fund. After consideration of these matters, the Board concluded that, in light of the reasonableness of the Adviser’s overall fees, the subadvisory fee rate negotiated by the Adviser and the Subadviser was not excessive.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the New Subadvisory Agreement. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the New Subadvisory Agreement.

Other Benefits

The Board noted the Subadviser’s representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund. As a result, other benefits accrued by the Subadviser were not a material factor in approving the New Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Adviser has the flexibility to engage subadviser(s) to manage the Absolute Return strategy of the Fund, the Board gave significant weight to the Adviser’s recommendation that the Subadviser be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of the Subadviser would positively contribute to the Adviser’s successfully executing the overall strategy of the Fund. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the New Subadvisory Agreement. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the subadvisory arrangements, as outlined in the New Subadvisory Agreement, were fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 2,159,023.322 shares outstanding of the Fund’s Institutional Shares. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following table sets forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc. Special Custody Account FBO Customers	855,072.981	39.60%
National Financial Services For the Exclusive Benefit of Our Customers	446,582.187	20.68%
Vanguard Brokerage Services	208,048.437	9.64%
Peter K Higgins	206,414.455	9.56%
Alison S. Monaghan & William Monaghan TTEES, FBO the Alison S Monaghan 1998 Trust	201,271.731	9.32%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of November 30, 2014, and in the Fund’s semi-annual report dated as of May 30, 2015. Shareholders may obtain copies of these materials free of charge by calling 1-855-328-7691 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Copies of the Fund's prospectus, statement of additional information, annual report and semi-annual report can be viewed online or downloaded from the Fund's website at www.cvrfunds.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.